Exhibit 77D - Policies with respect to security investments

The Board of Directors of The RBB Fund, Inc. approved changes to the primary investment strategies and benchmark for the Robeco Boston Partners Mid Cap Value Fund and to the primary investment strategy for the Robeco Boston
Partners Small Cap Value Fund II at a meeting held on May
25, 2006.

The RBB Fund, Inc. incorporates herein by reference the supplement dated June 8, 2006 that was filed electronically with the SEC on June 8, 2006, (Accession No. 0000935069-06-001642).